Exhibit 99.1

News Release

Investor Relations: David Berger, +1 203 563 3194

Media Relations: Gary Holmes, +1 646 654 8975

THE NIELSEN COMPANY REPORTS FULL YEAR 2007 RESULTS

New York, USA and Haarlem, The Netherlands – March 31, 2008 – The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the year ended December 31, 2007.

Reported revenues for the full year ended December 31, 2007 were $4,707 million, an increase of 13% over the pro forma* revenues of $4,174 million for the twelve months ended December 31, 2006. Excluding the impact of currency fluctuations** and deferred revenue adjustments, 2007 full year revenues increased 7%.

Reported operating income for the full year 2007 was $416 million compared to pro forma* operating income of $227 million for the twelve months ended December 31, 2006 The full year 2007 and 2006 results were negatively impacted by $174 million and $218 million respectively for certain items such as restructuring costs, compensation agreements, deal costs, and legal settlements. Adjusting for these items, pro forma* operating income, on a constant currency basis**, increased 27%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,304 million for the twelve month period ended December 31, 2007. Covenant EBITDA is a non – GAAP measure. Refer to page 4 for a reconciliation of loss from continuing operations for the twelve month period ended December 31, 2007 to Covenant EBITDA.

Finances

As of December 31, 2007, total debt was $8,250 million, and cash balances were $399 million. Capital expenditures were $266 million for the full year ended December 31, 2007 compared with $236 million for the twelve month pro forma* period ending December 31, 2006.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chairman and Chief Executive Officer David L. Calhoun, and Chief Financial Officer Brian J. West at 9:00 a.m. U.S. Eastern Daylight Time (EDT) on Monday, March 31, 2008. The call will be audio-webcast live at www.nielsen.com, and an archive will be available on the website after the call. In addition, a link to the company’s financial report has been posted at www.nielsen.com.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing information (ACNielsen), media information (Nielsen Media Research), online intelligence (NetRatings and BuzzMetrics), mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA. For more information, please visit, www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*The unaudited pro forma presentation for the twelve months ended December 31, 2006 reflects the Predecessor period from January 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006.

** Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.

Management believes this is the most meaningful way to comment on the results of its operations. The pro forma financial information is not necessarily indicative of the results of operations had the acquisition occurred on January 1, 2006 or the results of operations that may be obtained in the future.

Results of Operations – Successor (Year Ended December 31, 2007), Pro Forma (Year Ended December 31, 2006), Successor (from May 24, 2006 to December 31, 2006), and Predecessor (from January 1, 2006 to May 23, 2006).

The following table sets forth, for the periods indicated, the amounts included in our Consolidated Statements of Operations and unaudited pro forma results for the year ended December 31, 2006:

	Successor	Pro Forma(1)	Successor	Predecessor
(IN MILLIONS)	Year ended December 31, 2007	Year ended December 31, 2006	Period from May 24, 2006 through December 31, 2006	Period from January 1, 2006 through May 23, 2006
		(Unaudited)
Revenues	$4,707	$4,174	$2,548	$1,626

Costs of revenues, exclusive of depreciation and amortization shown separately below	2,112	1,989	1,202	787
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	1,585	1,460	912	554
Depreciation and amortization	457	423	257	126
Transaction costs	—	—	—	95
Restructuring costs	137	75	68	7

Operating income	416	227	109	57

Interest income	30	14	11	8
Interest expense	(648)	(654)	(372)	(48)
Gain/(loss) on derivative instruments	40	(4)	5	(9)
Loss on early extinguishment of debt	—	(5)	(65)	—
Foreign currency exchange transaction (losses)/gains, net	(105)	(74)	(71)	(3)
Equity in net income/(loss) of affiliates	2	12	6	6
Other income/(expense), net	1	7	(7)	14

(Loss)/income from continuing operations before income taxes and minority interests	(264)	(477)	(384)	25
(Provision)/benefit for income taxes	(18)	109	105	(39)
Minority interests	—	—	—	—

(Loss)/income from continuing operations	$(282)	$(368)	$(279)	$(14)

(1)	The unaudited pro forma presentation for 2006 reflects the sum of the results for the Successor period from May 24, 2006 to December 31, 2006 following the Valcon Acquisition and the Predecessor period from January 1, 2006 to May 23, 2006 preceding the Valcon Acquisition. The 2006 pro forma results are adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006. Pro forma adjustments include: increased interest expense/income ($239 million), reversal of transaction costs directly related to the Valcon Acquisition ($95 million), reversal of fees associated with extinguishment of bridge financing ($60 million), increased amortization related to purchase price allocation ($40 million), decreased selling, general and administrative expenses ($6 million) consisting of decreased pension costs related to the Valcon Acquisition ($10 million) and increased sponsor fees ($4 million), and the related income tax effects.

The pro forma basis amounts for the year ended December 31, 2006 are compared with the year ended December 31, 2007 on an as reported basis.

The following is a reconciliation of our loss from continuing operations, for the twelve month period ended December 31, 2007, to Covenant EBITDA as defined below per our senior secured credit facilities:

Unaudited Covenant EBITDA
(IN MILLIONS)	Year Ended Dec. 31, 2007
Loss from continuing operations	$(282)
Interest expense, net	618
Provision for taxes	18
Depreciation and amortization	457

EBITDA	811
Non-cash charges	51
Unusual or non-recurring items	149
Restructuring charges and business optimization costs	148
Cost savings	125
Sponsor monitoring fees	10
Other	10

Covenant EBITDA	$1,304

Note: Covenant EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	includes estimated cost savings and operating synergies;

•	does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our future financing covenants.